Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, COO, CFO and Treasurer
VIROPHARMA INCORPORATED
Phone (610) 321-6225
Will Roberts
Director, Corporate Communications
VIROPHARMA INCORPORATED
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports 2005 Financial Results and Provides Guidance

Exton, PA, February 28, 2006 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and twelve months ended December 31, 2005.

Net sales of Vancocin® were a record $40.3 million for the fourth quarter of 2005 and $125.9 million for the twelve months of 2005. This compares to $8.3 million for the fourth quarter of 2004. Sales during the 2004 periods are not comparable to the 2005 periods as the Company acquired Vancocin from Eli Lilly and Company in November 2004. Unaudited net sales of Vancocin for twelve months of 2004 were $54.0 million.

Operating income in the fourth quarter and twelve months ended December 31, 2005 was $28.2 million and $88.1 million, respectively, compared to operating income in the fourth quarter of 2004 of $9.8 million and operating loss in the twelve months of 2004 of $12.0 million. The improvements in operating results from 2004 to 2005 were driven primarily by sales of Vancocin and the related cost of sales.

The Company recorded an income tax benefit of $47.8 million in the fourth quarter of December 31, 2005 to establish deferred tax assets. In addition, for the twelve months of 2005, the Company recorded $10.0 million in income tax expense. These two items resulted in a net income tax benefit for the year of $37.8 million.

Net income in the fourth quarter and year ended December 31, 2005 was $72.7 million and $113.7 million, respectively, compared to net income of $5.8 million and net loss of $19.5 million for the same periods in 2004. Net income per share for the quarter ended December 31, 2005 was $1.21 per share, basic, and $1.17 per share, diluted, compared to a net income of $0.22 per share, basic and diluted, for the same period in 2004. Net income per share for the year ended December 31, 2005 was $2.56 per share, basic, and $2.02 per share, diluted, compared to a net loss of $0.73 per share, basic and diluted, for the same period in 2004.

The primary drivers of the improved results were the effects of operating income and the income tax benefit of establishing deferred tax assets in 2005, partially offset by debt-related costs. The $47.8 million of income tax benefit that was recorded to establish net deferred tax assets increased net income for the fourth quarter of 2005 by $0.80 per share, basic, and $0.76 per share, diluted, and for the twelve months of 2005 by $1.08 per share, basic, and $0.83 per share, diluted. The Company currently does not anticipate income tax benefits of this magnitude in the foreseeable future. Due to the recognition of the deferred tax assets in 2005, the Company currently expects, for financial statement purposes, an effective income tax rate of 38 percent in 2006.

“ViroPharma’s simple goal is to create shareholder value by delivering growth, in the short term, mid term, and long term,” commented Michel de Rosen, ViroPharma’s chief executive officer. “2005 was a year of tremendous performance for our company. To continue growth in the future, we count on several engines: more growth of Vancocin fueled by increasing incidence and severity of disease associated with the ongoing C. difficile epidemic; our current pipeline of clinical compounds, including maribavir for CMV and HCV-796 for hepatitis C; and the value drivers that we hope to add to the company as a result of our business development efforts.”

Vincent Milano, ViroPharma’s chief financial officer and chief operating officer, continued, “We are very excited by the expected continued growth of Vancocin in 2006 and beyond, and its implications on our long term financial prospects. The expected growth of Vancocin this year will drive a significant increase in our operating income in 2006 and allow us to make investments in our clinical development and medical education programs during 2006 at a substantially higher rate than we experienced during 2005. Further, we anticipate improvements in gross margins, due the approval of our third party supply chain, in the second half of 2006 and into 2007. We expect these improvements to positively impact our operating income beyond 2006.”

Operating Highlights

Net sales of Vancocin were $40.3 million and $125.9 million for the three and twelve-months ended December 31, 2005, respectively, driven by price increases and prescription demand. Prescriptions increased 39.5 percent and 34.5 percent for the three and twelve months ended December 31, 2005, respectively, as compared to the same periods in 2004. Additionally, while fourth quarter 2005 prescriptions decreased approximately four percent from third quarter 2005 prescriptions, net sales of Vancocin in the fourth quarter of 2005 increased 13 percent over the third quarter of 2005. The prescription trend in the fourth quarter of 2005 compares favorably to the six percent decrease experienced from the third to fourth quarter of 2004.

The gross margin rate was 86 percent for the twelve-months ended December 31, 2005 and 79 percent for the portion of the fourth quarter of 2004 during which the Company owned Vancocin. The increase is primarily the result of the price increases since the Company acquired the product in November 2004.

The total costs and expenses associated with operating income (loss) were $12.3 million and $8.7 million, for the fourth quarter of 2005 and 2004, respectively, and $44.3 million and $34.4 million, for the twelve-months of 2005 and 2004, respectively.

The Company’s effective income tax benefit rate was 49.8 percent for the year ended December 31, 2005. The Company’s income tax benefit of $37.8 million for the year ended December 31, 2005 includes $47.8 million to record deferred tax assets by reducing the valuation allowance. This was necessary as the Company believes it will utilize a portion of the net operating loss and credit carryforwards, among other things. Additionally, the Company recorded income tax expense of $10.0 million based on a combined federal and state estimated annual effective tax rate of 13.2 percent. The estimated annual effective tax rate was based on our estimated taxable income for 2005, which includes, among other things, the utilization of a portion of our available net operating loss carryforwards.

Net sales in 2005 exceeded the maximum milestone threshold of $65.0 million as set forth in the Lilly agreement in connection with the Vancocin acquisition. As a result, the Company recorded additional purchase price of $10.5 million to intangible assets in 2005, which was paid to Lilly by December 31, 2005. This also resulted in additional intangible amortization of $0.3 million in the twelve-months of 2005.

Debt Highlights

During 2005 the Company raised an additional $12.5 million of debt and reduced its debt principal by $124.0 million through $49.0 million of purchases of convertible subordinated notes and by the conversion of $75.0 million of senior convertible notes. On March 1, 2006, the Company will redeem the remaining $78.9 million principal amount of subordinated convertible notes, which will eliminate all long-term debt that was outstanding at December 31, 2005.

The increase in the twelve months of 2005 for interest expense was due to the interest, amortization of financing costs, and debt discount from the senior convertible notes, issued in January and April 2005. The decrease in the fourth quarter of 2005 results from having a lower debt balance compared to the same period of 2004. Interest expense in 2005 also includes the $1.5 million related to the beneficial conversion feature for the settlement of the make whole provision of the senior convertible notes in shares of common stock.

Cash Highlights

As of December 31, 2005, ViroPharma’s assets included approximately $233.4 million in cash, cash equivalents and short-term investments, which represents a $189.2 million increase from December 31, 2004. This increase is primarily the net proceeds of $163.5 million from the December 2005 issuance of common stock, the result of strong operating results less $54.4 million used for repurchases of convertible subordinated notes and make-whole payments on the senior convertible notes. In addition, there was an increase in cash of $12.5 million related to the exercise of the purchase option by the holders of the senior convertible notes in April 2005.

Looking ahead to 2006

ViroPharma is announcing guidance for the year 2006 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2006, ViroPharma expects the following:

•	Net sales are expected to be $160 to $170 million, representing growth of 27 percent to 35 percent over 2005;

•	Operating income is expected to grow 10 percent to 25 percent over 2005;

•	SFAS 123R impact to operating income in the range of $3.5 to $4.5 million, not reflected in operating income growth above. Operating income growth including the impact of SFAS 123R is expected to grow 5 percent to 20 percent over 2005.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected operating income grow rate has been presented including and excluding the effect of stock option expense resulting from SFAS 123R. The Company believes that it is appropriate to present this supplemental information, as effective January 1, 2006, the Company adopted SFAS 123R, which requires companies to measure all employee stock-based compensation awards using a fair value method and recognize compensation costs in its financial statements. Prior to fiscal year 2006, all financial results and guidance issued by the Company had not included the impact of expenses from such compensation; historically, this has been the way in which management has analyzed and managed the Company’s business. Presenting the Company’s operating income growth rate in this release both with and without the impact of such expenses will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 28, 2006 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 14, 2006.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s expectation that the performance of Vancocin in 2006 and beyond and improvements in gross margins will drive growth in net sales and operating income in 2006 and beyond; the Company’s financial guidance for 2006; the Company’s expectation that will invest in development and medical education at a substantially higher rate than it experienced during 2005; the Company’s expectation that it will incur an effective income tax rate of 38 percent in 2006; and the Company’s expectation that it will eliminate its long term debt in March 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, and difficulties encountered in qualifying a third party supply chain;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	regulatory action by the FDA and other government regulatory agencies;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs;

•	the timing of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s current report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2005, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Statements of Operations:

(in thousands, except per share data)

	Three months ended December 31,			Twelve months ended December 31,
	2005	2004		2005	2004
	(unaudited)
Revenue:
Net product sales	$40,317	$8,348		$125,853	$8,348
Milestone, license fee and other revenue	141	10,141		6,564	14,041

Revenue	40,458	18,489		132,417	22,389

Costs and Expenses:
Cost of sales	4,975	1,717		18,029	1,717
Research and development	2,925	3,022		10,610	16,388
Marketing, general and administrative	3,089	3,322		10,475	15,643
Intangible amortization and acquisition of technology rights	1,274	650		5,158	650

Total costs and expenses	12,263	8,711		44,272	34,398

Operating income (loss)	28,195	9,778		88,145	(12,009)
Change in fair value of derivative liability	—	—		(4,044)	—
Net gain on bond repurchase	(68)	—		1,095	—
Gain on sale of biodefense assets, net	—	—		—	1,715
Interest income	1,066	105		2,008	1,080
Interest expense	(1,405)	(4,092)		(11,304)	(10,320)

Income (loss) before income tax expense	27,788	5,791		75,900	(19,534)
Income tax expense (benefit)	(44,910)	—		(37,805)	—

Net income (loss)	$72,698	$5,791		$113,705	$(19,534)

Basic net income (loss) per share	$1.21	$0.22		$2.56	$(0.73)

Diluted net income (loss) per share	$1.17	$0.22		$2.02	$(0.73)

Shares used in computing net income (loss) per share amounts
Basic	60,106	26,693		44,334	26,578

Diluted	63,034	26,928		57,610	26,578

Consolidated Balance Sheets: (in thousands)
	December 31, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$233,413	$44,210	(1)
Working capital	166,666	42,918
Total assets	435,525	178,360
Long-term debt, net	—	190,400	(2)
Total stockholders’ equity (deficit)	326,977	(26,138)

(1)	Cash, cash equivalents and short term investments, includes $9.0 million of restricted investments, all of which became unrestricted in the first quarter of 2005.

(2)	Of the $190.4 million of long-term debt, net that was outstanding at December 31, 2004, $78.9 million was outstanding at December 31, 2005. Since it is management’s intention to redeem the $78.9 million on March 1, 2006, it is reported as a current obligation and is reflected in the table above as working capital.